Nuveen Municipal Income Fund, Inc. (NYSE: NMI)

(the “Fund”)

Supplement Dated September 20, 2024

to the Fund’s Prospectus Supplement Dated June 4, 2024

(the “Prospectus Supplement”)

Effective September 20, 2024, the compensation to be paid to Nuveen Securities, LLC (“Nuveen”), pursuant to the distribution agreement between the Fund and Nuveen, and the compensation to be paid to Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), pursuant to the selected dealer agreement between Nuveen and Stifel with respect to the Fund, has changed. Accordingly, effective September 20, 2024, the Prospectus Supplement is amended as follows:

1.	The third paragraph on the cover of the Prospectus Supplement is hereby deleted and replaced with the following:

The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. Out of this commission, Nuveen Securities will compensate the applicable dealer at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. In connection with the sale of the Common Stock on the Fund’s behalf, Nuveen Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Nuveen Securities may be deemed to be underwriting commissions or discounts.

2.	The second paragraph in the section of the Prospectus Supplement titled “Prospectus Supplement Summary – The Offering” is hereby deleted and replaced with the following:

The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Stock shall be the gross sales price per Common Stock multiplied by the number of Common Stock sold. The gross sales price with respect to each sale of Common Stock sold pursuant to the Distribution Agreement shall be the gross sales price per Common Stock of such Common Stock. Nuveen Securities will compensate Stifel Nicolaus as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Stock will occur on the first business day following the date on which any such sales are made.

3.	The fourth paragraph in the section of the Prospectus Supplement titled “Plan of Distribution” is hereby deleted and replaced with the following:

The Fund will compensate Nuveen Securities with respect to sales of Common Stock at a variable commission rate. The variable commission rate shall be equal to the sum of (i) seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds and (ii) twenty-five percent (25%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.20% of the aggregate gross sales proceeds. “Gross sales proceeds” with respect to each sale of Common Stock shall be the gross sales price per Common Stock multiplied by the number of Common Stock sold. The gross sales price with respect to each sale of Common Stock sold pursuant to the Distribution Agreement shall be the gross sales price per Common Stock of such Common Stock. Nuveen Securities will compensate Stifel Nicolaus as sub-placement agent at a variable commission rate equal to seventy-five percent (75%) of the premium to net asset value with respect to the sale of any Common Stock sold until such compensation is equal to 0.80% of the aggregate gross sales proceeds. Settlements of sales of Common Stock will occur on the first business day following the date on which any such sales are made.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS SUPPLEMENT FOR FUTURE REFERENCE

EGN-NMIP-0924P